Exhibit 99.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of April 30, 2019 (this “Agreement”), is by and between Hancock Whitney Corporation, a Mississippi corporation (“Hancock Whitney”), and the undersigned shareholder (the “Shareholder”) of MidSouth Bancorp, Inc., a Louisiana corporation (“MidSouth”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Hancock Whitney and MidSouth are entering into an Agreement and Plan of Merger (as the same may be amended, supplement or modified, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (a) MidSouth will merge with and into Hancock Whitney (the “Merger”), with Hancock Whitney being the surviving corporation in the Merger and (b) at the Effective Time, the shares of common stock, par value $0.10 per share, of MidSouth (“MidSouth Common Stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares of MidSouth Common Stock held by MidSouth or Hancock Whitney) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record or beneficial owner of, has the sole right to dispose of, and has the right to vote the number of shares of MidSouth Common Stock set forth below the Shareholder’s signature on the signature page hereto (all such MidSouth Common Stock, together with any other capital stock of MidSouth acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by MidSouth that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Requisite MidSouth Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Hancock Whitney to enter into the Merger Agreement and incur the obligations therein, Hancock Whitney has required that certain shareholders of the MidSouth, including the Shareholder, enter into this Agreement or a similar agreement, and the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Section 1.          Agreement to Vote; Restrictions on Voting and Transfers.

(a)       Agreement to Vote the Shares. The Shareholder hereby agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and any adjournment or postponement thereof) of MidSouth’s shareholders, however called, the Shareholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of the Shares, (A) in favor of the approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of MidSouth’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any Acquisition Proposal without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (D) against any agreement, amendment of any agreement or organizational document (including MidSouth Articles and MidSouth Bylaws), or any other action that is intended or would prevent, impede, or interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (E) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of MidSouth in the Merger Agreement.

(b)       Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite MidSouth Vote or the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, tender in any tender or exchange offer, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than (i) any Transfer to its affiliates (as defined in the Merger Agreement); provided that as a condition to such Transfer to an affiliate of the Shareholder, such affiliate shall execute a joinder to this Agreement pursuant to which such affiliate agrees to become a party to and comply with the terms of this Agreement as if it were the Shareholder; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of its affiliates of the terms hereof and (ii) any Transfer to an unaffiliated third party; provided that as a condition to such Transfer, such transferee shall execute a joinder to this Agreement, in a form reasonably approved by Hancock Whitney in good faith, pursuant to which such third party agrees to become a party to and comply with the terms of this Agreement as if it were the Shareholder. Any Transfer in violation of this Section 1 shall be null and void. The Shareholder further agrees to authorize and request MidSouth to notify MidSouth’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares. Notwithstanding the foregoing, the Shareholder shall be permitted to engage in hedging transactions or swap transactions so long as such Shareholder retains the voting power with respect to the Shares.

(c)       Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares owned by the Shareholder.

(d)      Acquired Shares. Any Shares or other voting securities of MidSouth with respect to which beneficial ownership is acquired by the Shareholder or any of its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of MidSouth, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder shall cause such affiliate to comply with the terms of this Agreement applicable to a “Shareholder” and the Shareholder shall be jointly and severally liable for the breaches by any of its affiliates of the terms hereof.

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(e)       No Inconsistent Agreements. The Shareholder hereby agrees that it shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2.          Non-Solicit. Except as contemplated by this Agreement, the Shareholder shall not, and shall not authorize or permit its controlled affiliates and each of its respective officers, directors, members, partners, employees and other Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage (including by providing information or assistance) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (b) provide or cause to be provided any non-public information or data relating to MidSouth, or have any discussions with, any person relating to an actual or proposed Acquisition Proposal (except to disclose the existence of the provisions of this Section 2), (c) engage in any discussions or negotiations concerning an Acquisition Proposal (provided that the Shareholder may refer any such person to the provisions of this Section 2) or otherwise take any action to encourage or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (d) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (e) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, (f) initiate a shareholders’ vote or action by consent of MidSouth’s shareholders with respect to an Acquisition Proposal, (g) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of MidSouth that takes, or intends to take, any action in support of an Acquisition Proposal or (h) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 2 shall prohibit a member of the Board of Directors of MidSouth (or any committee thereof) in his or her capacity as such from taking actions that are expressly permitted by Sections 6.3 or 6.11 of the Merger Agreement.

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Section 3.          Representations, Warranties and Support Covenants of the Shareholder.

(a)       Representations and Warranties. The Shareholder represents and warrants to Hancock Whitney as follows:

    (i)          Power and Authority; Consents. The Shareholder has all requisite power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity (other than any required filing under Section 13 or Section 16 under the Exchange Act, filings or consents contemplated by the Merger Agreement or any filings or consents that, if not obtained, made or given, individually or in the aggregate, would not reasonable be expected to (x) impair in any material respect the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any transaction contemplated by this Agreement) is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

    (ii)         Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

     (iii)        Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Hancock Whitney, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (iv)        Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or its property or assets is bound, or any statute, rule or regulation to which the Shareholder or its property or assets is subject, other than any such violations, conflicts or defaults that, individually or in the aggregate, would not reasonable be expected to (x) impair in any material respect the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. Except for this Agreement, the Shareholder is not, and no affiliate of the Shareholder is, a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

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    (v)         Ownership of Shares. Except for (1) restrictions in favor of Hancock Whitney pursuant to this Agreement, (2) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, (3) the “blue sky” laws of the various States of the United States and (4) customary encumbrances pursuant to the terms of any custody or similar agreement applicable to Shares held in brokerage accounts (and which, for the avoidance of doubt, do not limit the ability of the Shareholder to vote the Shares), the Shareholder beneficially owns as of the date hereof all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest, or other lien, and has the voting power and the power of disposition with respect to the Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder and its controlling affiliates has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares is set forth below the Shareholder’s signature on the signature page hereto.

    (vi)        Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that would reasonably be expected to restrict or prohibit the exercise by Hancock Whitney of its rights under this Agreement or the performance by the Shareholder of its obligations under this Agreement.

     (vii)       Reliance. The Shareholder understands and acknowledges that Hancock Whitney is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

(b)       Representations and Warranties. Hancock Whitney represents and warrants to the Shareholder as follows:

    (i)          Power and Authority; Consents. Hancock Whitney is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity (other than any filings or consents contemplated by the Merger Agreement or any filings or consents that, if not obtained, made or given, individually or in the aggregate, would not reasonable be expected to (x) impair in any material respect the ability of Hancock Whitney to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any transaction contemplated by this Agreement) is necessary on the part of Hancock Whitney for the execution, delivery and performance of this Agreement by Hancock Whitney or the consummation by Hancock Whitney of the transactions contemplated hereby.

    (ii)         Due Authorization. This Agreement has been duly executed and delivered by Hancock Whitney and the execution, delivery and performance of this Agreement by Hancock Whitney and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Hancock Whitney.

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    (iii)        Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Hancock Whitney, this Agreement constitutes the valid and binding agreement of Hancock Whitney, enforceable against Hancock Whitney in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (iv)        Non-Contravention. The execution and delivery of this Agreement by Hancock Whitney does not, and the performance by Hancock Whitney of its obligations hereunder and the consummation by Hancock Whitney of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, (i) any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Hancock Whitney is a party or by which Hancock Whitney or its property or assets is bound, or any statute, rule or regulation to which Hancock Whitney or its property or assets is subject or (ii) any charter, bylaw, partnership agreement, limited liability company agreement or other organizational document of Hancock Whitney other than any such violations, conflicts or defaults that, individually or in the aggregate, would not reasonable be expected to (x) impair in any material respect the ability of Hancock Whitney to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

    (v)         Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against Hancock Whitney or, to the knowledge of Hancock Whitney, any other person or, to the knowledge of Hancock Whitney, threatened against Hancock Whitney or any other person that would reasonably be expected to restrict or prohibit the exercise by the Shareholder of its rights under this Agreement or the performance of Hancock Whitney’s obligations under this Agreement.

(c)       Support Covenants. From the date hereof until the Expiration Time:

    (i)          The Shareholder agrees not to take any action that would make any of its representations and warranties herein untrue or that would have the effect of preventing, impeding, or, in any material respect, delaying or interfering with the performance by the Shareholder of its obligations under this Agreement or the ability of Hancock Whitney, MidSouth or any of their respective Subsidiaries to consummate the transactions contemplated by the Merger Agreement.

    (ii)         The Shareholder hereby agrees to promptly notify Hancock Whitney of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder after the execution hereof; provided that filings made by the Shareholder pursuant to Sections 13(d) and 16 of the Exchange Act shall constitute notice for purposes of this Section 3(b)(ii).

     (iii)        The Shareholder hereby authorizes Hancock Whitney and MidSouth to publish and disclose in any announcement or disclosure required by applicable law and any periodic report or proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

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    (iv)        From time to time, at the reasonably request of Hancock Whitney and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4.          Termination. This Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided this Section 4 and Section 5 shall survive the Expiration Time indefinitely; provided, further, that no such termination or expiration shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 5.          Miscellaneous.

(a)       Shareholder Capacity.  Notwithstanding anything herein to the contrary, Shareholder has entered into this Agreement solely in Shareholder’s capacity as the record or beneficial owner of the Shares and, if applicable, nothing herein shall prohibit, limit or restrict any actions taken or omitted to be taken at any time by Shareholder in his or her capacity as an officer or member of the board of directors of MidSouth, including in exercising rights under the Merger Agreement or exercising his or her fiduciary duties as a director or officer to MidSouth, and no such actions or omissions shall be deemed a breach of this Agreement.

(b)       Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(c)       Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to Hancock Whitney, to:

Hancock Whitney Corporation
Hancock Whitney Plaza
2510 14th Street
Gulfport, Mississippi 39501

Attention:	Michael M. Achary, Chief Financial Officer Joy Lambert Phillips, General Counsel
Email:	michael.achary@hancockwhitney.com joy.phillips@hancockwhitney.com

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with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Nicholas G. Demmo

Facsimile: (212) 403-2000

    (ii)         If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

    (iii)        All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(d)       Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(e)       Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except Hancock Whitney may, without the consent of any other party hereto, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Hancock Whitney; provided, that any such assignment shall not relieve Hancock Whitney of any of its obligations hereunder. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(f)        Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(g)       No Partnership, Agency, or Joint Venture; No Ownership Interest. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto. Nothing contained in this Agreement shall be deemed to vest in Hancock Whitney any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Hancock Whitney shall have no authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

(h)       Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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(i)        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(j)        Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by any party in accordance with the terms hereof and, accordingly, that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or in equity. Each party hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

(k)       No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(l)        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(m)       Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(c).

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(n)       Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(n).

(o)       Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p)       Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(q)       Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HANCOCK WHITNEY Corporation

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER:

[●]

By:
Name:
Title:

Number of shares of MidSouth Common Stock:

Address:

[Signature Page to Voting and Support Agreement]